Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated June 17, 2007

by and among

JOHN J. BOGAN, TRUSTEE OF THE JOHN BOGAN
SEPARATE PROPERTY TRUST DATED OCTOBER 5, 1999,

WILLIAM A. HUSTON,

and

LMI AEROSPACE, INC.

with respect to all of the
outstanding capital stock of
D3 TECHNOLOGIES INC.

TABLE OF CONTENTS

		Page

ARTICLE I SALE AND PURCHASE OF SHARES		1
1.1	Sale and Purchase of Shares	1
1.2	Purchase Price; Escrow	1
1.3	Adjustment to Purchase Price	2
ARTICLE 2 CLOSING		2
2.1	Closing	2
2.2	Closing Deliveries	2
2.3	Further Assurances; Post-Closing Cooperation	2
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		3
3.1	Organization; Standing	3
3.2	Authority	3
3.3	Subsidiaries	3
3.4	Capitalization	3
3.5	No Conflicts	4
3.6	Governmental Approvals and Filings	4
3.7	Books and Records	5
3.8	Financial Statements	5
3.9	Taxes	6
3.10	Material Contracts	7
3.11	Employees; Labor and Employment Matters	10
3.12	Benefit Plans; ERISA	11
3.13	Legal Proceedings	12
3.14	Compliance with Laws	12
3.15	Real Property	13
3.16	Tangible Personal Property	13
3.17	Proprietary Rights	13
3.18	Environmental Matters	14
3.19	Permits	14
3.20	Insurance	14
3.21	Brokers	15
3.22	Accounts Receivable	15
3.23	No Undisclosed Liabilities	15
3.24	No Material Adverse Change	16
3.25	Absence of Certain Changes and Events	16
3.26	Certain Payments	17
3.27	Disclosure	17
3.28	Relationships With Related Persons	17
3.29	Warranties	18
3.30	Bank Accounts	18
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER		18
4.1	Organization; Standing	18
4.2	Authority	18
4.3	No Conflicts	19
4.4	Governmental Approvals and Filings	19
4.5	Legal Proceedings	19
4.6	Purchase for Investment	19
4.7	Exon-Florio Amendment	19
4.8	Brokers	20
ARTICLE 5 COVENANTS		20
5.1	Investigation by Buyer	20
5.2	Confidentiality	20
5.3	Conduct of Business	20
5.4	Exclusivity	21
5.5	Consents and Approvals	21
5.6	Employee Matters	22
5.7	Fulfillment of Conditions	23
5.8	Expenses	23
5.9	Public Announcements	23
5.10	Payment of Indebtedness; Release of Guarantees	24
5.11	Indemnification of Directors and Officers	24
5.12	Issuance of Restricted Stock by Buyer; Transaction Bonuses	24
5.13	Income Taxes	25
ARTICLE 6 CONDITIONS OF CLOSING		25
6.1	Conditions Precedent to the Obligations of Buyer	25
6.2	Conditions Precedent to the Obligations of Sellers	27
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		29
7.1	Survival of Representations, Warranties and Covenants	29
7.2	No Other Representations	29
ARTICLE 8 INDEMNIFICATION		30
8.1	Obligation to Indemnify	30
8.2	Indemnification Claims	31
8.3	Third-Party Claim Procedures	32
8.4	Escrow	33
8.5	Exclusive Remedy	34
ARTICLE 9 TERMINATION		34
9.1	Termination	34
9.2	Effect of Termination	35
ARTICLE 10 DEFINITIONS		35
ARTICLE 11 MISCELLANEOUS		39
11.1	Notices	39
11.2	Entire Agreement	40
11.3	Governing Law	41
11.4	Counterparts	41
11.5	Binding Effect: Assignment	41
11.6	Waivers and Amendments; Preservation of Remedies	41
11.7	Severability	41
11.8	Attorneys’ Fees	42
11.9	Arbitration	42
11.10	Mutual Drafting	42
11.11	No Third Party Beneficiaries	42
11.12	Headings	42
1113	Time of Essence	43
EXHIBIT A Shares		1
EXHIBIT B Form of Escrow Agreement		2
EXHIBIT C Form of Sellers Noncompetition Agreement		3
EXHIBIT D Form of Sellers’ Release		4
EXHIBIT E Indemnification Events		5
EXHIBIT F Form of Opinion of Procopio, Cory, Hargreaves & Savitch LLP		6
EXHIBIT G Form of Opinion of Gallop, Johnson & Neuman, L.C.		7

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated June 17, 2007 (“Effective Date”), is entered into by and among JOHN J. BOGAN, TRUSTEE OF THE JOHN BOGAN SEPARATE PROPERTY TRUST DATED OCTOBER 5, 1999 (“Bogan”), WILLIAM A. HUSTON, an individual (“Huston” and together with Bogan the “Sellers”), and LMI AEROSPACE, INC., a Missouri corporation (“Buyer”). Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to such terms in Article 10.

A. Sellers collectively own 25,000 shares of common stock, no par value per share, of D3 Technologies Inc., a California corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company (the “Shares”). The number of shares held by each Seller is set forth opposite such Seller’s name on Exhibit A.

B. Sellers desire to sell, and Buyer desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
SALE AND PURCHASE OF SHARES

1.1  Sale and Purchase of Shares

Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, at the Closing, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

1.2  Purchase Price; Escrow

The aggregate purchase price for the Shares, and for the covenants of Sellers contained in Seller Noncompetition Agreements required to be executed by the Sellers under the terms of this Agreement, shall be Sixty-Five Million Dollars ($65,000,000), subject to adjustment in accordance with Section 1.3 (the “Purchase Price”), payable in immediately available United States funds at the Closing. At the Closing, Buyer shall (a) pay $58,500,000 of the Purchase Price (the “Closing Cash Payment”) by wire transfer of immediately available funds to an account or accounts (and, if more than one account, in such proportions) designated in writing by Sellers at least one (1) business day prior to the Closing Date and (b) deliver the remainder of the Purchase Price ($6,500,000) (“Escrow Cash”) by wire transfer of immediately available funds to an account specified by Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”), to be held and administered in accordance with an Escrow Agreement, in substantially the form attached hereto as Exhibit B (“Escrow Agreement”), to be entered into on or prior to the Closing Date by Sellers, Buyer and the Escrow Agent.

1.3  Adjustment to Purchase Price

(a) At the Closing, the Sellers shall cause the Company to deliver evidence, reasonably satisfactory to the Buyer, of the aggregate cash balances, including cash equivalents, of the Company in the Company’s bank accounts identified on Schedule 3.30 (the “Cash Balance”) together with evidence, reasonably satisfactory to the Buyer, that no cash distributions have been made or bonuses paid by the Company to the Sellers since the Balance Sheet Date (as defined in Section 3.8) (the “2007 Interim Distributions”).

(b) At the Closing, the Sellers shall cause the Company to distribute to the Sellers, pro rata in accordance with their ownership of the Shares, an amount equal to the Maximum Distribution Amount. For purposes of this Section 1.1 the “Maximum Distribution Amount” is One Million Two Hundred Thousand Dollars ($1,200,000).

ARTICLE 2
CLOSING

2.1  Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents via electronic transmission, Federal Express, or facsimile, at 10:00 A.M. P.D.T. July 31, 2007, or at such other time or date or at such physical location as the parties may mutually agree to in writing (“Closing Date”).

2.2  Closing Deliveries

At the Closing, Buyer shall deliver the Closing Cash Payment to Sellers and the Escrow Cash to the Escrow Agent, in accordance with Section 1.2. Simultaneously, Sellers shall assign and transfer to Buyer all of Sellers’ right, title and interest in and to the Shares by delivering to Buyer the original certificates representing the Shares (the “Share Certificates”), in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank (“Stock Assignments”). At the Closing, there shall also be delivered to Sellers and Buyer the other agreements, instruments, certificates and other documents listed in Sections 6.1 and 6.2.

2.3  Further Assurances; Post-Closing Cooperation

(a)  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by applicable law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

(b)  Following the Closing, if, in order properly to prepare its Tax Returns, it is necessary that Sellers be furnished with additional information, documents or records relating to the business or condition of the Company prior to the Closing Date, Buyer agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the Sellers’ request, cost and expense.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as otherwise set forth in the Disclosure Schedules delivered to Buyer contemporaneously with the execution and delivery of this Agreement, Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1  Organization; Standing

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company has all necessary power and authority to carry on its business as it is now conducted and to own and use its properties and assets in connection therewith. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Company. Schedule 3.1 sets forth a complete and accurate list of each jurisdiction in which the Company is authorized to do business. Sellers have prior to the execution of this Agreement delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date, and a list of the current officers and directors of the Company.

3.2  Authority

Each of the Sellers has the full legal capacity, absolute and unrestricted right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares. Each of the Sellers has duly and validly executed and delivered this Agreement and each of the other Transaction Documents to which it is a party, and this Agreement and such other Transaction Documents constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms.

3.3  Subsidiaries

The Company does not have any subsidiaries or any other equity investment in any entity, nor does it own any securities with respect to any entity.

3.4  Capitalization

The authorized capital stock of the Company consists solely of 25,000 shares of stock, no par value per share, all of which are issued and outstanding and held by Sellers as set forth on Schedule 3.4. The Shares are owned beneficially and of record by Sellers, free and clear of all Liens, other than restrictions on transfer imposed by applicable federal and state securities Laws. None of the Shares was issued in violation of the Securities Act or any other applicable federal or state securities Laws or other legal requirements. The Shares are duly authorized, validly issued, fully paid and nonassessable. There are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (including without limitation any rights of first refusal) relating to the issued or unissued capital stock of the Company or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, nor are there any other understandings relating to the issuance, sale or transfer of the Shares or any other securities of the Company. The delivery of the Share Certificates, duly endorsed or accompanied by duly executed Stock Assignments, as provided in Section 2.2 will transfer to the Buyer good and marketable title to the Shares, free and clear all Liens, other than restrictions on transfer imposed by applicable federal and state securities Laws.

3.5  No Conflicts

The execution, delivery and performance by each of Sellers of this Agreement and each of the other Transaction Documents to which it is a party does not and will not: (i) contravene, violate or conflict with the Articles of Incorporation or Bylaws of the Company or any resolution adopted by or consent of the board of directors or stockholders of the Company; (ii) contravene, conflict with or violate, result in a breach of, or cause a default under (with or without notice or lapse of time) (A) any provision of any federal, state or local law, rule or regulation or other permit or authorization of any Governmental Authority applicable to such Seller or the Company, (B) any provision of any order, arbitration award, judgment, settlement or decree to which such Seller or the Company is subject, (C) except as set forth on Schedule 3.5, any provision of any material agreement or instrument to which such Seller or the Company is subject, which conflict, violation, breach or default in each of clauses (A), (B) and (C) above would prohibit or restrict the consummation of the transactions contemplated by this Agreement or, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company; (iii) except as set forth on Schedule 3.5, give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material agreement or instrument to which the Company is subject; (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets and properties of the Company; (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other governmental body; or (vi) cause Buyer to become subject to, or to become liable for the payment of, any tax. Except as set forth on Schedule 3.5, neither of Sellers nor the Company is or will be required to give any notice to or obtain any approval, consent, ratification, waiver, or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

3.6  Governmental Approvals and Filings

Except for any requisite approvals from the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Sellers or the Company is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or any other Transaction Document or to perform its obligations hereunder or thereunder.

3.7  Books and Records

The books of account, minute books and other corporate records of the Company made available to Buyer prior to the execution of this Agreement contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company. The stock transfer ledgers and other stock records of the Company made available to Buyer prior to the execution of this Agreement accurately reflect all transfers of record of the Company’s capital stock made prior to the execution of this Agreement. The books of account, minute books, stock transfer books and other stock records and all other corporate records of the Company have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), and the rules and regulations thereunder, including the maintenance of an adequate system of internal controls.

3.8  Financial Statements

Prior to the execution of this Agreement, Sellers have delivered to Buyer true and complete copies of (a) the audited balance sheet (the “Balance Sheet”) of the Company as of December 31, 2006 (the “Balance Sheet Date”) and the related audited statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended (collectively, the “Current Year-End Financial Statements”), together with the report thereon of the Company’s independent certified public accountants, including the notes thereto; and (b) the unaudited balance sheet (the “Interim Balance Sheet”) of the Company as of March 31, 2007 (the “Interim Balance Sheet Date”) and the related unaudited statements of income for the portion of the fiscal year then ended (collectively, the “Interim Financial Statements”). Prior to the Closing Date, Sellers shall deliver to Buyer true and complete copies of the audited balance sheets of the Company as at December 31 in each of 2004 and 2005 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, together with the reports thereon of the Company’s independent certified public accountants (collectively, the “Prior Year End Financial Statements,” and, together with the Current Year-End Financial Statements, the “Financial Statements”), including in each case the notes thereto. All of the Financial Statements were prepared in accordance with GAAP, subject, in the case of Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), and fairly present the financial condition and results of operations, changes in stockholders’ equity and cash flow of the Company as of the respective dates and for the periods referred to in the Financial Statements. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any other Person are required to be included in the Financial Statements of the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Current Year-End Financial Statements and the Interim Financial Statements (except for assets held under capitalized leases disclosed on Schedule 3.10 and personal property sold since the date of the Current Year-End Financial Statements and the Interim Financial Statements, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Current Year-End Financial Statements (except for personal property acquired and sold since such date in the Ordinary Course of Business and consistent with past practice).

3.9  Taxes

(a) The Company has filed (on a timely basis since 2004) all Tax Returns that are or were required to be filed by the Company, pursuant to any law, rule or regulation of any applicable Governmental Authority. Sellers have delivered to Buyer copies of, and Section 3.9 of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed since January 1, 2003. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns, including any estimated quarterly payments due under any estimated tax voucher, or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Schedule 3.9 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. All estimated payments have been made timely, pursuant to good faith estimates and in accordance with the Company’s past practice.

(b) The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through the year ended December 31, 2003. Schedule 3.9 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.9, are being contested in good faith by appropriate proceedings. Schedule 3.9 describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since the year ended December 31, 2002, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.9, none of the Sellers or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Schedule 3.9. All Taxes that the Company is or was required by any law, rule or regulation of any Governmental Authority to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, nor within the five-year period preceding the Closing Date has it been, an “S” corporation.

3.10  Material Contracts

(a)  Schedule 3.10(a) sets forth a complete and accurate list, and Sellers have delivered or made available to Buyer true and complete copies, of the following obligations and contracts of the Company, which are currently effective and outstanding (collectively, the “Material Contracts”):

(i)  all contracts, commitments and agreements for the purchase of any materials, supplies, services or other items that involve an expenditure by the Company of more than $250,000, for any single contract, commitment or agreement or series of related contracts, commitments or agreements;

(ii)  all personal property leases under which the Company is either lessor or lessee;

(iii)  all real property leases under which the Company is either lessor or lessee;

(iv)  all agreements, mortgages, indentures and other instruments relating to indebtedness for borrowed money to which the Company is a party or by which the Company or its assets and properties are bound;

(v)  all contracts, commitments and agreements (other than customer purchase orders) that involve the performance by the Company of services or the delivery by the Company of goods, materials or other items;

(vi)  a general description of all arrangements between the Company for the provision of services or the delivery of goods pursuant to purchase orders where the purchase orders are not issued pursuant to an agreement described in Section 3.10(v);

(vii)  each licensing agreement or other contract, commitment or agreement with respect to Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(viii)  each collective bargaining agreement and other contract, commitment or agreement to or with any labor union or other employee representative of a group of employees;

(ix)  each joint venture, partnership, and other contract, commitment or agreement (however named) involving a sharing of profits, losses, cost, or liabilities by the Company with any other Person;

(x)  each contract, commitment or agreement containing covenants that in any way purport to restrict the business activity of the Company or any affiliate the Company or limit the freedom of the Company or any affiliate of the Company to engage in any line of business or to compete with any Person;

(xi)  each contract, commitment or agreement providing for payments to or by any Person where payment is based on sales, purchases, or profits, other than payment for direct payments for goods or services;

(xii)  each power of attorney;

(xiii)  each contract, commitment or agreement entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for indirect, incidental or consequential damages;

(xiv)  each contract, commitment or agreement entered into since July 31, 2003 that contains or provides for an express undertaking by the Company to indemnify any party in connection with the provision of goods or services by the Company, which indemnification would result in a material adverse effect on the Company;

(xv)  each contract, commitment or agreement for capital expenditures in excess of $50,000;

(xvi)  each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xvii)  any contract, commitment or agreement with any current or former officer, director or employee to which the Company is or was a direct or indirect party or pursuant to which the Company may receive any direct or indirect benefit; and

(xviii)  each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.10(a) sets forth reasonably complete details concerning such Material Contracts such that a person using reasonable methods could identify the Material Contracts listed on the Disclosure Schedule to the copies of the Material Contracts delivered to Buyer, including the parties to the Material Contracts, and sets forth the amount, to the extent reasonably possible, of the remaining commitment of the Company or Sellers under the Material Contracts and the Company’s office where details relating to each such Material Contract is located.

(b)  Except as set forth in Schedule 3.10(b):

(i) no Seller (and no Related Person or Affiliate of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any contract, commitment or agreement that relates to the business of, or any of the assets owned or used by, the Company; and

(ii) to the Knowledge of Sellers, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any contract, commitment or agreement that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)  Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(d)  Except as set forth in Schedule 3.10(d):

(i) the Company is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of each contract, commitment or agreement under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii) to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any contract, commitment or agreement under which the Company has or had any rights is, and at all times since December 31, 2003 has been, in full compliance with all applicable terms and requirements of such contract, commitment or agreement;

(iii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(e)  The Company has not given to nor received from any other Person, at any time since December 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract including the withholding of any payment of any material amount required to be made by such party thereunder.

(f)  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

(g)  The Material Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any law, rule or regulation of any Governmental Authority.

(h) Other than as set forth on Schedule 3.10 no Material Contract contains any provision that would require any approval, consent, ratification, waiver, or other authorization from any other Person for such Material Contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement such that no Person could declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material agreement or instrument to which the Company is subject as the result of the consummation of the transactions contemplated by this Agreement.

3.11  Employees; Labor and Employment Matters

(a)  Schedule 3.11(a) contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Benefit Plans or any other Benefits Arrangements. Other than those employees who are a party to an employment agreement disclosed on Schedule 3.11(a), all employees of the Company are employed by the Company “at will.” Sellers have provided Buyer with true and complete copies of all policies and handbooks relating to the employees of the Company.

(b)  Except for matters that, individually or in the aggregate, could not be reasonably likely to materially adversely affect the Company, the Company is in compliance with all applicable labor and employment Laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which the Company and since December 31, 2003 there has been no Action pending against or, to the Knowledge of the Sellers, threatened against the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity.

(c)  There is no strike or other organized labor dispute, slowdown or stoppage actually pending or threatened, against or directly affecting the Company, and no event has occurred or circumstance exists that could provide any basis for any work stoppage or other labor dispute.

(d)  No union organizational campaign or representation petition is currently pending with respect to the Company’s employees.

(e)  The Company is not a party to, and has not been since 2002, any collective bargaining agreement or union contract that covers the Company’s employees.

(f)  There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act (“WARN Act”) with respect to the Company within the sixty (60) day period preceding the date hereof.

3.12  Benefit Plans; ERISA

(a)  For purposes of this Section 3.12, the following terms shall have the following respective meanings:

(i)  The term “Employee Benefit Plans” shall mean each and all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company or in which the Company participates or has participated and which provides benefits to the Company’s employees including (A) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans (“Welfare Plans”), and (b) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”).

(ii)  The term “Benefit Arrangements” shall mean any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, collective bargaining agreements, individual employment, consultancy, termination contracts or severance contracts and other policies or practices of the Company providing employee or executive compensation or benefits to the Company’s employees, other than Employee Benefit Plans.

(b)  Schedule 3.12(b) lists all Employee Benefit Plans and all Benefit Arrangements. With respect to each of the Employee Benefit Plans and Benefit Arrangements, Sellers have delivered or made available to Buyer, as applicable, copies of: (i) all plans and related trust documents and amendments thereto; (ii) the most recent summary plan descriptions and the annual report for the most recent two years; and (iii) the most recent determination letter received from the Internal Revenue Service.

(c)  The Company does not sponsor or maintain, nor is it a contributing employer or otherwise a party to, nor has any obligation or liability under or with respect to, any “defined benefit plan” within the meaning of Section 3(35) of ERISA.

(d)  The Company does not maintain or participate in, nor is obligated to contribute to, nor has ever maintained or participated in, nor been obligated to contribute to, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e)  With respect to each Employee Benefit Plan and Benefit Arrangement: (i) the Company is in material compliance in all respects with the terms of each Employee Benefit Plan or Benefit Arrangement and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including, without limitation, ERISA and the Code; (ii) all necessary governmental approvals for each Employee Benefit Plan or Benefit Arrangement have been obtained, and/or a favorable determination as to the qualification under the Code of each Pension Plan and each amendment required thereto by the Internal Revenue Service has been made, and each Pension Plan remains qualified under the Code; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and nothing has occurred since the date of such favorable determination that would adversely affect such qualification or exemption; and (iii) there are no actions or proceedings (other than routine claims for benefits) pending or threatened, with respect to any Employee Benefit Plan or Benefit Arrangement or against the assets of any such Employee Benefit Plan or Benefit Arrangement.

(f)  No administrator of any Pension Plan or Welfare Plan, “disqualified person” (as such term is used in Section 4975(c)(1) of the Code), nor the Company has engaged in any transaction with respect to any Pension Plan or Welfare Plan in violation of Section 406 of ERISA or engaged in any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4975(d) of the Code.

3.13  Legal Proceedings

There are no Actions pending or, to the Knowledge of Sellers, threatened against, relating to or affecting Sellers or the Company or any of their respective assets and properties or that otherwise relates to or may affect the business of the Company or that challenges or may have the effect of preventing, delaying, interfering with, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, and no event or circumstance exists that may give rise to or serve as a basis for the commencement of any such Action. There is no writ, judgment, decree, injunction or similar order of a Governmental Authority outstanding against the Company that, individually or in the aggregate with other such orders, materially adversely affect the Company. The Company has not received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, potential or threatened Actions.

3.14  Compliance with Laws

(a) The Company is not, nor has it been at any time since January 1, 2004, in violation of or in default under any applicable law or any writ, judgment, decree, injunction or similar order of a Governmental Authority applicable to the Company, the conduct or operation of its business or the ownership or use of any of its assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to materially adversely affect the Company.

(b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any law, rule or regulation of any Governmental Authority, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c) the Company has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any law, rule or regulation of any Governmental Authority, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.15  Real Property

(a) The Company does not own any land or buildings or any improvements or structures located thereon or any appurtenances belonging thereto.

(b) Schedule 3.15(b) sets forth the address and legal description of each parcel of leased real property (including buildings and improvements thereon), and a true and complete list of all leases for each such parcel of leased real property. The Company has delivered to the Buyer a true and complete copy of each lease document. Each lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto and will be a legal, valid and binding obligation of the respective parties thereto immediately after the Closing. With respect to each lease, (i) neither the Company nor, to the Knowledge of Sellers, any other party to any lease is in breach or in default thereunder, and no event has occurred which, with notice or lapse of time (or both), would constitute such a breach or default thereunder, (ii) no other party to the lease has repudiated, or, to the Knowledge of Sellers, threatened to repudiate, any provision thereof; and (iii) no consent of the landlords under any such lease or sublease is required as a result of the consummation of the transactions contemplated hereby. The Company conducts its operations on the leased real property and operates the improvements thereon in accordance with applicable Law.

3.16  Tangible Personal Property

All of the fixtures, machinery and equipment of the Company (the “Tangible Personal Property”) are in existence and in good working condition and are adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for routine maintenance and repairs that are not material in nature or cost. The Company has good and marketable title to, or holds by valid and existing lease, all of the Tangible Personal Property and all other assets used by it, free and clear of all Liens.

3.17  Proprietary Rights

(a)  Schedule 3.17(a) sets forth a list of all Intellectual Property owned and used or held for use by the Company and that is material to the operation of the Company, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available; and (iv) material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use such Intellectual Property.

(b)  The Company owns or has the right to use the Intellectual Property free and clear of all Liens.

(c)  The Company is not a defendant in, and, to the Knowledge of Sellers, the Company is not likely to become a defendant in, any Action based on a claim of infringement involving any Intellectual Property. To the Knowledge of Sellers, there is no existing infringement of any Intellectual Property by any other party. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any party. The Company has not entered into any special agreement to indemnify any other party against any charge of infringement of any patent, trademark, service mark or copyright.

3.18  Environmental Matters

(a)  The Company has obtained all Permits which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company, except where the failure to obtain any such Permit could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Company. Each such Permit is in full force and effect and the Company is in compliance with the terms and conditions of all such Permits and with any applicable Environmental Law, except where the failure to be in compliance could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Company.

(b)  Except as disclosed in Schedule 3.18(b), no oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and no site or facility now or previously owned, operated or leased by the Company is listed or proposed for listing on (i) the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (together with the rules and regulations promulgated thereunder, “CERCLA”), (ii) the Comprehensive Environmental Response and Liability Information System (as provided by 40 C.F.R. 300.5, “CERCLIS”), or (iii) any similar state or local list of sites requiring investigation or clean-up.

(c)  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company in relation to any site or facility now or previously owned, operated or leased by the Company which have not been delivered to Buyer prior to the execution of this Agreement.

3.19  Permits

The Company has obtained all Permits necessary for the conduct of the Company’s business as currently conducted, which Permits are set forth in Schedule 3.19, except for those Permits that, if not obtained by the Company, could not reasonably be expected to have a material adverse effect on the Company. All such Permits are valid and in full force and effect and, to the Knowledge of Sellers, the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit in any material respect.

3.20  Insurance

Schedule 3.20 contains a true and complete list of all insurance policies currently in effect, including any pending applications for policies of insurance, or that were in effect during the five (5) years preceding the date of this Agreement that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the assets and properties of the Company and that have been issued to the Company or the Sellers. Sellers have delivered to Buyer true and complete copies of all such insurance policies. In addition, Schedule 3.20 describes (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of risk by the Company, and (iii) any obligations of the Company to any third party with respect to insurance (including obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

3.21  Brokers

Except for Jefferies Quarterdeck, a division of Jefferies & Company, Inc. (“Jefferies Quarterdeck”), whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Buyer without the intervention of any other party on behalf of Sellers in such manner as to give rise to any valid claim by any other party against Buyer or the Company for a finder’s fee, brokerage commission or similar payment.

3.22  Accounts Receivable

All Accounts Receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and in accordance with GAAP, and, in the case of the reserve as of the Closing Date, will be equal to the reserve shown on the Interim Balance Sheet and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, at least 50% of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable, and the remaining Accounts Receivable either has been or will be collected in full, without any set-off, within 360 days after the day on which it first becomes due and payable. Except as set forth on Schedule 3.22, there is no contest, claim, or right of set-off under any contract, commitment or agreement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.22 of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable and whether such Account Receivable is billed or unbilled.

3.23  No Undisclosed Liabilities

The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.24  No Material Adverse Change

Since the Balance Sheet Date, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event, other than an event contemplated by this Agreement, has occurred or circumstance exists that may result in such a material adverse change.

3.25  Absence of Certain Changes and Events

Except as set forth on Schedule 3.25, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in kind in respect of shares of capital stock;

(b) amendment to the Articles of Incorporation or Bylaws of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar contract, commitment or agreement with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract, commitment, agreement or transaction involving a total remaining commitment by or to the Company of at least $250,000;

(g) sale, lease or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property;

(h) cancellation or waiver of any claims or rights with a value to the Company;

(i) material change in the accounting methods (for tax or accounting purposes) used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.26  Certain Payments

None of the Company or any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any law, rule or regulation of any Governmental Authority; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.27  Disclosure

(a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedules contains any untrue statement or omits to state, and no amendment or update thereto will contain any untrue statement or omit to state, a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) To the Knowledge of Sellers, there is no fact that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedules.

3.28  Relationships With Related Persons.

Except as disclosed on Schedule 3.28, no Seller or any Related Person of Sellers or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. No Seller or any Related Person of Sellers or of the Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.28, no Seller or any Related Person of Sellers or of the Company is a party to any contract, commitment or agreement with, or has any claim or right against, the Company.

3.29  Warranties

Except as set forth Schedule 3.29: (a) the Company has no unexpired express warranty with respect to any product currently being or previously manufactured or sold by the Company or any service currently being or previously provided by the Company; (b) Sellers have received no notice of any claim based on any warranty; and (c) Sellers have no Knowledge of any claim (actual or threatened) based on any warranty of which any Seller has received notice and which, together with all other claims of which Sellers have Knowledge, in the aggregate exceeds the reserve reflected on the Interim Financial Statements. The dollar amount of the reserve for products liability claims reflected on the Closing Financial Statements shall not be greater than the dollar amount reflected on the Interim Financial Statements.

3.30  Bank Accounts

Attached as Schedule 3.30 is a list of all accounts maintained by the Company with financial institutions as well as a list of all authorized signatories for such accounts.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to Sellers as follows:

4.1  Organization; Standing

Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2  Authority

The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of Buyer, no other corporate action on the part of Buyer or its stockholders being necessary. Each of the Transaction Documents to which Buyer is a party, including, without limitation, this Agreement, has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3  No Conflicts

The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which Buyer is a party does not and will not: (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws (or other comparable corporate charter document) of Buyer; or (ii) directly or indirectly (with or without notice or lapse of time), conflict with or violate, result in a breach of, or cause a default under (A) any provision of any federal, state or local law, rule or regulation applicable to Buyer or any of its assets and properties, or (B) any provision of any order, arbitration award, judgment or decree to which Buyer or any of its assets and properties is subject, which conflict, violation, breach or default in each of clauses (A) and (B) above would prohibit or restrict the consummation of the transactions contemplated by this Agreement.

4.4  Governmental Approvals and Filings

Except for any requisite approvals from the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental Authority on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document or to perform its obligations hereunder or thereunder.

4.5  Legal Proceedings

There are no Actions pending or, to the Knowledge of Buyer, threatened against, relating to or affecting Buyer or any of its assets and properties which could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order of a Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.6  Purchase for Investment

The Shares are be acquired by Buyer for its own account for investment purposes only and not with a view towards the sale or distribution thereof within the meaning of Section 2(11) of the Securities Act.

4.7  Exon-Florio Amendment

Buyer is not a “foreign person” for purposes of the Exon-Florio Amendment.

4.8  Brokers

No broker, investment banker, financial advisor or other Person, other than Wachovia Securities or Baldwin M&A Partners LLC, whose fees, commissions and expenses are the sole responsibility of Buyer, is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Buyer.

ARTICLE 5
COVENANTS

5.1  Investigation by Buyer

Sellers shall, and shall cause the Company to, (a) provide Buyer and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the assets, properties, books and records of the Company, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, and (b) furnish Buyer with all such information and data concerning the business and operations of the Company as Buyer may reasonably request in connection with such investigation; provided, however, that Sellers shall not be required to violate any obligation of confidentiality to which Sellers or the Company is subject in discharging Sellers’ obligations under this Section 5.1. Notwithstanding anything herein to the contrary, (i) Buyer and its Representatives shall not speak to any of the employees or customers of the Company without the prior written consent of Sellers, and any such communications permitted by Sellers shall be made in the presence of Sellers or one of their representatives, and (ii) in no event shall Buyer or its Representatives have access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where Buyer or any of its affiliates has also submitted or intends to submit a bid for the same contract or subcontract.

5.2  Confidentiality

The terms of the nondisclosure letter agreement dated May 31, 2007, are hereby incorporated herein by reference and shall continue in full force and effect. If this Agreement is terminated for any reason prior to the Closing, the nondisclosure letter agreement shall continue in full force and effect in accordance with its terms with respect to all confidential information disclosed to, or obtained by, Buyer and its representatives in connection with the transactions contemplated by this Agreement.

5.3  Conduct of Business

From the Effective Date through the earlier of the termination of this Agreement and the Closing, Sellers shall cause the Company to conduct business only in the Ordinary Course of Business. An action will be deemed to be in the “Ordinary Course of Business” only if such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and such action does not require authorization by the board of directors of the Company. Except as expressly set forth in this Agreement, Sellers shall cause the Company to (i) preserve intact the present business organization and reputation of the Company in all material respects, (ii) keep available (subject to dismissals and retirements in the Ordinary Course of Business) the services of the key officers and employees of the Company, (iii) maintain the assets and properties of the Company in good working order and condition, ordinary wear and tear excepted, and (iv) maintain the good will of key customers and other parties with whom the Company has significant business relationships. Sellers shall also cause the Company to confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company during the period between the Effective Date and the earlier of the termination of this Agreement and the Closing.

Sellers will not, and will cause the Company not to, make any change in its accounting methods (for tax or financial purposes) from an accrual basis to a cash basis for income tax purposes. Without limiting the generality of the foregoing, unless specifically consented to by Buyer, in advance in writing, or expressly set forth in this Agreement, the Sellers shall not, and shall cause the Company not to take any of the actions described in Section 3.25.

5.4  Exclusivity

From the Effective Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, Seller shall not, and shall cause the Company and its officers, directors, employees, representatives and agents not to, directly or indirectly (a) initiate, solicit or encourage any proposal, offer, or discussion with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) concerning any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company or of any of the capital stock of the Company or any merger, business combination, or similar transaction involving the Company or (b) engage in discussions or negotiations with any Person (other than Buyer) concerning any such transaction.

5.5  Consents and Approvals

(a)  Sellers and Buyer shall take, or cause to be taken, all commercially reasonable steps to obtain, at the earliest practicable date, all consents, approvals and waivers of any Governmental Authority or other third parties necessary to consummate the transactions contemplated by this Agreement including any approval, consent, ratification, waiver, or other authorization needed to be obtained and listed on Schedules 3.5 and 3.10 and including but not limited to any waiver of any event of default that would occur under any Material Contract due to the change in control of the Company; provided, however, that Sellers shall not be required to incur (unless indemnified by Buyer) any financial or other obligation in connection therewith (other than normal and customary transaction costs and filing fees not otherwise required by this Agreement to be incurred by Buyer).

(b)  In addition to and without limiting the foregoing, each of Buyer and Sellers undertakes and agrees to file as soon as practicable, and in any event prior to ten (10) business days after the Effective Date, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters). Each of Buyer and Sellers shall, subject to applicable Law, (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, (iii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law. Each of the parties shall use commercially reasonable efforts, subject to applicable Law, to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable, including by executing agreements; provided, however, that nothing contained herein shall require Buyer (or, without Buyer’s prior written consent, permit Sellers) to take any such action if the taking of such action could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company or Buyer and its subsidiaries, taken as a whole, or deprive Buyer of the economic benefit of the transactions contemplated by this Agreement in any material respect or require Buyer to dispose of any material portion of its business. Each party shall, subject to, and to the extent permitted under, applicable Law, (A) promptly notify the other party of any written communication to such party from any Governmental Authority and permit the other party to review in advance any proposed written communication to any of the foregoing, (B) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (C) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such party and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Laws or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto); provided, that each such party shall use its commercially reasonable efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Laws or cause the loss of the attorney-client privilege with respect thereto.

5.6  Employee Matters

(a)  On the Closing Date, Buyer or any of its affiliates (including after the Closing, the Company) shall continue to employ all persons who, immediately prior to the Closing, were employed by the Company at the same compensation levels and on substantially the same terms and conditions of employment in effect as of the Closing Date.

(b)  For purposes of determining eligibility to participate and vesting where length of service is relevant under any employee benefit plan of Buyer or any of its affiliates, in which employees of the Company who continue to be employed by Buyer or any of its affiliates (including after the Closing, the Company) from and after the Closing (the “Continuing Employees”) are eligible to participate, the Continuing Employees shall receive service credit for service with the Company under such plans to the same extent such service was credited under similar employee benefit plans of the Company. If the Buyer chooses to terminate any employee benefit plan (within the meaning of Section 3(3) of ERISA) during the period from the Closing Date through December 31, 2007, Buyer shall, or shall cause one of its affiliates (including after the Closing, the Company) to provide the Continuing Employees with eligibility for coverage under such employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained by Buyer or any of its affiliates (including after the Closing, the Company) that are substantially comparable to the terminated employee benefit plans.

5.7  Fulfillment of Conditions

Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause the Closing to occur (including, without limitation, the execution and delivery of any documents reasonably requested by the other party and to satisfy the other party’s conditions to Closing set forth herein). Each of the Seller and Buyer shall promptly notify the other party promptly after becoming aware of any event or circumstance that could reasonably be expected to cause any condition to Closing not to be satisfied. Commercially reasonable efforts shall not require the party subject to that obligation to take actions that would result in a materially adverse change in the benefits to such party of this Agreement and the transactions contemplated by this Agreement.

5.8  Expenses

Sellers and Buyer shall each bear all of its respective expenses and third-party fees incurred on its behalf (which in Sellers case shall include all legal or brokerage fees incurred by or on behalf of the Company) in connection with the preparation, execution and performance of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, including without limitation all fees and expenses of its attorneys, accountants, agents and representatives. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement or the transactions contemplated hereby in excess of $40,000 (but not any legal or brokerage fees); provided, however, that such amount shall be exclusive of expenses incurred in connection with the delivery of the audit of the Prior Year End Financial Statements; and provided, further, that such limitations shall not apply to payments made prior to January 1, 2007 for expenses or fees incurred by the Company. Buyer shall be solely responsible for (i) the costs of any audit of the 2004 and/or 2005 financial statements of the Company which Buyer elects to perform either before or after the Closing, and (ii) the fee for filing the Notification and Report Form pursuant to the HSR Act.

5.9  Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Law, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

5.10  Payment of Indebtedness; Release of Guarantees

(a)  Sellers will cause all indebtedness owed to the Company by either Seller or any Related Person of the Sellers, and any indebtedness owed to the Sellers or any Related Person of the Sellers by the Company, to be paid in full prior to Closing.

(b)  At or prior to Closing Sellers shall cause all indebtedness for borrowed money owed by the Company to be paid in full and all loan or financing documents to be terminated, and all security interests or liens against the Company’s assets to be released.

(c)  Buyer shall cooperate with Sellers in seeking to have Sellers released from all of the guarantees that Sellers have given with respect to the liabilities of the Company described in Schedule 5.10 (which shall not include liabilities described in Section 5.10(b) or (c) all of which shall be terminated at or prior to the Closing).

5.11  Indemnification of Directors and Officers

Until the second anniversary of the Closing Date, Buyer shall not permit the Company to take any action to amend any provision of the Articles of Incorporation or Bylaws of the Company that provides for indemnification of directors, officers and employees (including an amendment effected through a merger, consolidation, sale of all or substantially all the assets, liquidation or dissolution of the Company), if such amendment would adversely affect the right to indemnification (all related rights) of any Seller who served as a director or officer of the Company prior to the Closing Date with respect to actions taken in such capacity on or prior to the Closing Date, unless such Seller would, immediately after such amendment, be entitled to indemnification by Buyer or another subsidiary of Buyer comparable to the indemnification and other rights provided by the affected provision(s) prior to such amendment.

5.12  Issuance of Restricted Stock by Buyer; Transaction Bonuses

(a)  Subject to the terms and conditions of this Section 5.12(a), at or as soon as reasonably practicable following the Closing Buyer shall issue, under the LMI Aerospace, Inc. 2005 Long-Term Incentive Plan (the “Long Term Incentive Plan”), that number of shares of the Buyer’s common stock having an aggregate value on the Closing Date equal to Five Million Dollars ($5,000,000) (the “Restricted Shares”). The Restricted Shares will be awarded to those employees of the Company, and in such number to each such employee, as agreed upon by Buyer and Sellers prior to Closing; provided, however, that each such employee awarded Restricted Shares shall have executed and delivered such documents required under the terms of the Long Term Incentive Plan in connection with such issuance. The Restricted Shares will be subject to restrictions pursuant to the terms of the Long Term Incentive Plan and related agreements. Such restrictions will lapse on each anniversary of the award date as follows:

Anniversary	Percentage of Restricted Shares for which restrictions will lapse	Aggregate Percentage of Restricted Shares for which restrictions shall have lapsed
First Anniversary	6.67%	6.67%
Second Anniversary	13.34%	20.01%
Third Anniversary	20.01%	40.02%
Fourth Anniversary	26.68%	66.70%
Fifth Anniversary	33.30%	100.00%

(b)  Within 75 days of the Closing Date (the “Bonus Date”), Buyer shall pay to each of the employees that were employed by the Company on the Closing Date and are employed by the Company on the Bonus Date (the “Bonus Employees”) a bonus (the “Transaction Bonuses”) attributable to work performed in connection with the transactions contemplated by this Agreement. The Transaction Bonuses payable to the Bonus Employees shall be in such amounts or computed according to such formula as agreed upon in writing by Buyer and the Sellers on or prior to the Closing Date; provided, however, that the aggregate amount of the Transaction Bonuses shall be equal to $3,000,000.

5.13  Income Taxes

Sellers shall cause the Company to make the estimated Tax payments due on June 15, 2007 as such estimated payments are set forth on Schedule 5.13. To the extent that prior to the Closing Date the Company has applied for any refund of Income Tax paid by the Company pertaining to any such prior period, Sellers shall be entitled to the amount of such Income Tax refund actually received by the Company, net of any expenses paid or incurred by the Company in connection with such Income Tax refund; provided, however, that Sellers shall only be entitled to such Income Tax refund if such Income Tax refund does not affect any other Tax paid or owed by the Company for any other past, present or future period.

ARTICLE 6
CONDITIONS OF CLOSING

6.1  Conditions Precedent to the Obligations of Buyer

The obligation of Buyer hereunder to purchase the Shares is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a)  The representations and warranties made by Sellers in this Agreement, taken as a whole, and each of the representations and warranties considered individually, shall be true and correct, in all material respects on and as of the Closing Date as though made on and as of the Closing Date, without giving any effect to any supplement to the Disclosure Schedules.

(b)  Sellers shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Seller at or before the Closing.

(c)  There shall not be in effect on the Closing Date any writ, judgment, decree, injunction or similar order of a Governmental Authority or any applicable law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)  All consents, approvals and actions of, filings with and notices to any Governmental Authority or other third party necessary to permit Buyer and Sellers to perform their obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby (including any approval, consent, ratification, waiver, or other authorization listed on Schedules 3.5 and 3.10) shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including under the HSR Act, shall have occurred.

(e)  Sellers and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(f)  Sellers shall have delivered to Buyer the Share Certificates duly endorsed in blank or accompanied by duly executed Stock Assignments.

(g)  Each person who was a directors and/or officer of the Company immediately prior to the Closing shall have resigned in writing from his or her position(s) as a director and/or officer of the Company.

(h)  Each of the Sellers shall have executed and delivered to Buyer a noncompetition agreement substantially in the form attached as Exhibit C hereto (the “Seller Noncompetition Agreements”).

(i)  Each of the Key Employees shall executed and delivered to Buyer an employment agreement in such form as is reasonably acceptable to Buyer (the “Employment Agreements”).

(j)  Each of the Sellers shall have executed and delivered to Buyer the Sellers’ Release in the form attached as Exhibit D hereto (the “Sellers’ Release”).

(k)  Sellers shall have provided satisfactory evidence to Buyer that the Company has not made any change in its accounting methods (for tax or financial purposes) such that the Company changes from accounting on an accrual basis to accounting on a cash basis for income tax purposes.

(l)  Buyer shall have received a certification, in form acceptable to the Buyer, of Ryan Bogan stating, that to his knowledge, all of the representations and warranties contained in this Agreement (including the Disclosure Schedules) are true and correct in all material respects.

(m)  Buyer shall have received a complete and accurate list of all Accounts Receivable as of the close of business on the date immediately prior to the Closing Date, which list sets forth the aging of such Accounts Receivable and whether such Account Receivable is billed or unbilled.

(n)  Sellers shall have delivered to Buyer the Prior Year-End Financial Statements as set forth in Section 3.8, together with a certificate of the Sellers stating that the representations and warranties in Section 3.8 were accurate in all respects as of the date of delivery of such Prior Year-End Financial Statements to Buyer and are accurate in all respects on and as of the Closing Date as if made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

(o)  Seller shall have delivered to Buyer evidence of the Company’s cash account that includes the amount of the 2006 Boeing Rebate as of the Closing Date.

(p)  Sellers shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6.1, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

(q)  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(r)  Buyer shall have received the opinion of Procopio, Cory, Hargreaves & Savitch LLP dated as of the Closing Date in the form attached as Exhibit F hereto.

(s)  The Cash Balance shall not be less than (1) $5,200,000 less (2) any portion of the 2006 Boeing rebate actually paid by the Company prior to Closing; provided, however, that if the Company has, prior to Closing, made any payment of the 2006 Boeing rebate then the Sellers shall certify to Buyer at Closing the amount paid and any amount that remains to be paid.

6.2  Conditions Precedent to the Obligations of Sellers

The obligation of Sellers hereunder to sell the Shares is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

(a)  The representations and warranties made by Buyer in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)  Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

(c)  There shall not be in effect on the Closing Date any writ, judgment, decree, injunction or similar order of a Governmental Authority or any applicable law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)  All consents, approvals and actions of, filings with and notices to any Governmental Authority or other third party necessary to permit Buyer and Sellers to perform their obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including under the HSR Act, shall have occurred.

(e)  Buyer and the Escrow Agent shall have executed and delivered to Sellers the Escrow Agreement.

(f)  Sellers shall have received verbal confirmation of the receipt of the Closing Cash Payment by the banks or other financial institutions to which the Closing Cash Payment was delivered by wire transfer.

(g)  Buyer shall have delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer’s representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 6.2, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

(h)  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(i)  Sellers shall have received the opinion of Gallop, Johnson & Neuman, L.C. in the form attached as Exhibit G hereto.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1  Survival of Representations, Warranties and Covenants

(a) Subject to the provisions of this Section 7.1, all representations, warranties, covenants, and obligations in this Agreement (including the Disclosure Schedules) and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

(b)  The right to indemnification and payment of Losses based on such representations, warranties, covenants, and obligations (i) are subject to the limitations contained in Section 7.1(c), (ii) will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, and (iii)  will be determined as if all references to “to the Knowledge” of any or all of the party making the representation or warranty, and all references to “material” and “materially” and words of similar effect, were deleted from any representation for purposes of determining if the minimum amounts set forth in Section 8.1(c) have been met.

(c)  If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.2, 3.4, 3.9, 3.12, and 3.18, or any covenant or obligation to be performed and complied with prior to the Closing Date, unless, on or before April 30, 2009, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 3.2, 3.4, 3.9, 3.12, and 3.18 may be made at any time prior to the expiration of the applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless, on or before April 30, 2009, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

7.2  No Other Representations

Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in Article 3 and the related Disclosure Schedule. In particular, Sellers make no representation or warranty to Buyer with respect to (a) the information set forth in that certain Confidential Offering Memorandum prepared by Jefferies Quarterdeck or (ii) any financial projection or forecast relating to the business or condition of the Company. With respect to any projection or forecast delivered by or on behalf of Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) Buyer shall have no claim against Sellers with respect thereto.

ARTICLE 8
INDEMNIFICATION

8.1  Obligation to Indemnify

(a)  Subject to Section 8.1(c), Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyer, the Company, and their respective directors, officers, stockholders, employees, representatives, agents, Affiliates, successors and assigns (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the amount of, all Losses resulting from or arising out of or in connection with the following (collectively, the “Buyer Indemnification Events”):

(i)  any inaccuracy in or any breach of any representation or warranty, made by Sellers in this Agreement (including the Disclosure Schedules), the Transaction Documents or any other certificate or document delivered by Sellers pursuant to this Agreement;

(ii)  any failure to perform or comply with any covenant or obligation of Sellers contained in this Agreement or any of the other Transaction Documents;

(iii)  any matter described on Exhibit E attached hereto;

(iv)  any services provided by, or any product shipped or manufactured by or on behalf of, the Company prior to the Closing Date; or

(v)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either of Sellers or with the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

(b)  Buyer agrees to indemnify, defend and hold harmless each of Sellers and their respective representatives, heirs, successors and assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the amount of, all Losses resulting from or arising out of or in connection with the following (collectively, the “Seller Indemnification Events”):

(i)  any inaccuracy in or any breach of any representation or warranty made by Buyer in this Agreement, the Transaction Documents, or in any certificate delivered by Buyer pursuant to this Agreement

(ii)  any failure to perform or comply with any covenant or obligation of Buyer contained in this Agreement or in any of the Transaction Documents;

(iii)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by the Agreement.

(c)  Sellers’ aggregate liability (for indemnification or otherwise) with respect to Losses resulting from, arising out of, or relating to this Agreement shall be limited to $6,500,000. In addition, and notwithstanding anything to the contrary contained in this Agreement, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 8.1(a)(i) or (iv), or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 8.1(a)(ii) unless:

(i)  the Losses with respect to the matter giving rise to a claim are greater than Ten Thousand Dollars ($10,000) to the extent such Losses arise or result from different causes of action (“Small Claims”), provided that the Buyer Indemnified Parties may make a claim for indemnification for different Small Claims which arise or result from the same cause of action, if such related Losses together exceed One Hundred Thousand Dollars ($100,000) or at such time that the aggregate of all Small Claims, whether or not related, exceed One Hundred Thousand Dollars ($100,000), subject in all cases, to the other limitations of this Section 8.1(c); and

(ii)  the total of all Losses with respect to such matters exceeds an amount equal to Four Hundred Thousand Dollars ($400,000) (the “Deductible”), and then only for the amount by which such Losses exceed such Deductible.

In addition, the amount of any Losses shall be reduced by any amount finally received by a Buyer Indemnified Party under any insurance coverage. Buyer Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage. Notwithstanding the foregoing, Losses may include any adverse effect to the Buyer Indemnified Party’s insurance policy to the extent the adverse effect is the result of paying the claim for Losses, including, without limitation, the cost of higher premiums or the cost of cancellation of such insurance policy and the increased cost for any replacement policy.

The limitations of this Section 8.1(c) will not apply to any breach or inaccuracy of any of Sellers’ representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional failure by either Seller to perform any covenant or obligation required to be performed under this Agreement or the Transaction Documents, and Sellers will be jointly and severally liable for all Losses with respect to such breaches, inaccuracies and failures to perform.

8.2  Indemnification Claims

(a)  Subject to the terms of this Agreement including the limitations of Section 7.1, no party entitled to indemnification under Section 8.1(a) or 8.1(b) (each an “Indemnified Party”) shall be entitled to recover any Losses pursuant to the indemnification obligations set forth in Sections 8.1(a) and 8.1(b) unless and until the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”) receives a written notice (“Claim Notice”) of a claim for indemnification under Section 8.1(a) or 8.1(b) (“Indemnification Claim”) (with a copy to the Escrow Agent if Buyer is the Indemnified Party) stating (i) that the Indemnified Party has actually suffered or incurred Losses for which such Indemnified Party believes in good faith that it may be entitled to indemnification under Section 8.1(a) or 8.1(b), as applicable, or believes in good faith that such Indemnified Party could suffer or incur Losses for which such Indemnified Party believes in good faith that it may be entitled to indemnification under Section 8.1 or 8.1(b), and (ii) to the extent then known by such Indemnified Party, a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the Indemnification Claim (and the Losses, to the extent known, forming the basis of such Indemnification Claim), including the identity and address of any third-party claimant and copies of any formal demand or complaint, and (iii) the representation, warranty or covenant of this Agreement that may form the basis of such Indemnification Claim.

(b)  Within 15 days following its receipt of a Claim Notice, the Indemnifying Party shall deliver notice of objection to such claim to the Indemnified Party (with a copy to the Escrow Agent if Buyer is the Indemnified Party). If no objection notice is given within such 15-day period, then the Indemnification Claim set forth in the related Claim Notice shall be deemed to be valid and indemnifiable, whereupon the Indemnifying Party shall deliver (or if Sellers are the Indemnifying Party and sufficient funds remain with the Escrow Agent to cover such Indemnification Claim, Sellers shall instruct the Escrow Agent to deliver) to the Indemnified Party an amount equal to the amount of the Indemnification Claim set forth in the Claim Notice. If the Indemnifying Party delivers written objection to any Indemnification Claim set forth in a Claim Notice within the foregoing 15-day period, then the Indemnified Party shall not be entitled to any indemnification payment unless and until such Indemnification Claim is finally resolved by mutual agreement, court order, arbitration decision, or settlement. If the Indemnified Party and the Indemnifying Party mutually agree to resolve a disputed Indemnification Claim in favor of the Indemnified Party, then the Indemnifying Party shall deliver (or if Sellers are the Indemnifying Party and sufficient funds remain with the Escrow Agent to cover such Indemnification Claim, Sellers shall instruct the Escrow Agent to deliver) to the Indemnified Party an amount equal to the amount agreed upon by Indemnified Party and the Indemnifying Party. If a disputed Indemnification Claim is resolved by court order or arbitration decision, in favor of the Indemnified Party, then the Indemnifying Party shall deliver (or if Sellers are the Indemnifying Party and sufficient funds remain with the Escrow Agent to cover such Indemnification Claim, Sellers shall instruct the Escrow Agent to deliver) to the Indemnified Party an amount equal to the amount awarded to the Indemnified Party pursuant to such court order or arbitration decision.

8.3  Third-Party Claim Procedures

(a)  If an Indemnified Party becomes aware of any third-party claim against such Indemnified Party (“Third-Party Claim”), which such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article 8, such Indemnified Party shall notify the Indemnifying Party of such claim. An Indemnified Party’s failure to promptly notify the Indemnifying Party of a Third-Party Claim shall not affect any rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice..

(b)  The Indemnifying Party will, unless the Third Party Claim involves Taxes, be entitled to participate in the defense or compromise of such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within fifteen days after the Indemnified Party’s notice is given (or sooner, if the nature of the Third-Party Claim so requires), give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in respect of such Third Party Claim or any compromise or settlement effected by the Indemnified Party. If the Indemnifying Party chooses to defend or participate in the defense of any Third-Party Claim, it shall have the right to receive from the affected Indemnified Party any books, records or other documents reasonably within such Indemnified Party’s control that are necessary or appropriate for such defense.

(c)  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

8.4  Escrow

Buyer shall give the Escrow Agent a copy of any notice of any Claim Notice delivered to Sellers. The Escrow Cash held by the Escrow Agent pursuant to the Escrow Agreement shall be available to compensate the Buyer Indemnified Parties for any Losses, and payment of all Indemnification Claims made by the Buyer Indemnified Parties (after final determination of the amount of such claims as provided above) shall be made out of the Escrow Cash to the extent thereof, on May 1, 2009, subject to pending Indemnification Claims as more specifically provided in the Escrow Agreement.

8.5  Exclusive Remedy

After the Closing, to the extent permitted by applicable law, the indemnities set forth in this Article 8 shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any of the Buyer Indemnification Events and Seller Indemnification Events, respectively, and Buyer and Sellers shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

ARTICLE 9
TERMINATION

9.1  Termination

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing only:

(a)  by mutual written agreement of Sellers and Buyer;

(b)  by Sellers or Buyer, in the event that any writ, judgment, decree, injunction or similar order of a Governmental Authority or applicable law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents, upon written notification delivered to the non-terminating party;

(c)  by either Buyer or Sellers, upon written notice to the non-terminating party, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(d)  (i) by Buyer, upon written notice to the Sellers, if any of the conditions in Section 6.1 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, upon written notice to the Buyer, if any of the conditions in Section 6.2 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

(e)  at any time after September 15, 2007 by Sellers or Buyer upon written notice delivered to the non-terminating party if the Closing shall not have occurred on or before such date and the failure to consummate the Closing is not caused by the failure of the terminating party to comply fully with its obligations under this Agreement.

9.2  Effect of Termination

If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of Sellers or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that this Section 9.2, Section 5.2 (Confidentiality) and Section 5.8 (Expenses) shall continue to apply following any such termination; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10
DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Company whether billed or unbilled (including all work in process included in the books and records of the Company), including all trade accounts receivable representing amounts receivable in respect of services rendered, goods shipped or products sold or to customers of the Company and all other accounts or notes receivable of the Company.

“Action” means any litigation, action, suit, claim, proceeding or investigation.

“Adjustment Amount” is defined in Section 1.3.

“Affiliate” means any Person controlled by, controlling or under common control with a party to this Agreement. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Business Days” means any day other than a Saturday, Sunday or public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

“Cash Balance” is defined in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

“Disclosure Schedule” means the schedules prepared by Sellers and delivered to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties of Sellers contained in Article 3 and certain other information called for by this Agreement.

“Employment Agreements” is defined in Section 6.1(i).

“Environmental Law” means any law, rule, regulation or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof.

“GAAP” means generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” shall be construed broadly to include (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Income Tax” means any federal, state, local or foreign Tax imposed on or measured by gross or net income or a taxable base in the nature of gross or net income (including franchise, alternative, minimum, alternative minimum, add-on, and surcharge and other similar Taxes), any Tax imposed in whole or in part in lieu of any of the foregoing, and in each instance any interest (including interest on deferred tax liability under Section 453A(c) of the Code and “look-back” interest under Section 460 of the Code and similar amounts of interest imposed by the Code), penalties, additions to tax or similar charges attributable to such Tax.

“Intellectual Property” means, on a worldwide basis whether registered or unregistered all (a) inventions, developments and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, databases, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software (including all data and related documentation), (f) other proprietary rights, (g) Internet domain names and registration rights and (h) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Key Employees” means Ryan Bogan, Edward Knowles, William Teman, Melissa Underhill, Ruth Stender and such site managers, vice-presidents, directors as LMI designates to Sellers.

“Knowledge” means the following: an individual shall be deemed to have “Knowledge” of a particular fact or matter only if such individual is actually aware of such fact or matter, and does not include constructive knowledge or deemed knowledge nor require or assume any investigation of such fact or matter; an entity shall be deemed to have “Knowledge” of a particular fact or matter if any individual who is serving as a director or officer of such entity (or in any similar capacity) has Knowledge of such fact or matter. Notwithstanding the foregoing, Sellers shall be deemed to have Knowledge if any of the following persons is actually aware of such fact or matter: Ryan Bogan, Edward Knowles, William Teman, Robert Roland, Melissa Underhill and Ruth Stender.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative(including any political subdivision of any Governmental Authority) order, constitution, law, code, consent decree, ordinance, judgment, rule of common law, rule, regulation, statute, or treaty or other pronouncement having the effect of law.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Losses” means all losses, costs, claims, liabilities, damages, lawsuits, deficiencies, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of litigation, lost profits and other losses resulting from any shut down or curtailment of operations, damages to the environment, attorneys’ fees, and all amounts paid in the investigation, defense or settlement of any of the foregoing.

 “Ordinary Course of Business” is defined in Section 5.3.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and

with respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5% )of the outstanding equity securities or equity interests in a Person.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity including any Governmental Authority.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Seller Noncompetition Agreements” is defined in Section 6.1(h).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law to that Act or such rules and regulations.

“Tax” means (whether or not disputed) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, Income Taxes, gross receipts, ad valorem, value added, excise, real property, personal property, occupancy, asset, sales, use, license, payroll, transaction, capital, capital stock, net worth, estimated, withholding, employment, social security, unemployment, unemployment compensation, workers’ compensation, disability, utility, severance, production, environmental, energy, business, occupation, mercantile, franchise, premium, profits, windfall profits, documentary, stamp, registration, transfer and gains taxes, toll charges (for example, toll charges under Sections 367 and 1492 of the Code), or other taxes of any kind whatsoever, imposed by or payable to the United States, or any state, country, local or foreign government or subdivision, instrumentality, authority or agency thereof or under any treaty, convention or compact between or among any of them, and in each instance such term shall include any interest (including interest on deferred tax liability under Section 453A(c) of the Code and “look-back” interest under Section 460 of the Code and similar amounts of interest imposed by the Code), penalties, additions to tax or similar charges imposed in lieu of a Tax or attributable to any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or estimated tax voucher that relates to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Share Certificates, the Stock Assignments (if any) and the Seller Noncompetition Agreements.

ARTICLE 11
MISCELLANEOUS

11.1  Notices

All notices, requests, demands and other communications hereunder shall be made in writing and shall be deemed given (a) if delivered personally or sent by facsimile transmission with confirmation of receipt, on the date given, (b) if delivered by a courier express delivery service, on the date of delivery, or (c) if by certified or registered mail, postage prepaid, return receipt requested, three (3) days after mailing, to the parties (or their successors in interest or their assignees) at the addresses listed below, or at such other addresses as such party may designate by written notice in the manner aforesaid.

If to Sellers, to:

John J. Bogan, Trustee of the John Bogan
Separate Property Trust Dated October 5, 1999
6316 Caminito Del Pastel
San Diego, California 92111

and

William A. Huston
2575 Curie Place
San Diego, California 92122

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, California 92101
Attention: John C. O’Neill, Esq.
Facsimile: (619) 744-5464

If to Buyer, to:

LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301
Attention: Ronald S. Saks, Chief Executive Officer
Facsimile: (636) 916-2198

with a copy (which shall not constitute notice) to:

Gallop, Johnson & Neuman, L.C.
101 S. Hanley Road
Suite 1700
St. Louis, Missouri 63105
Attention: Mary M. Bannister, Esq.
Facsimile: (314) 615-6001

11.2  Entire Agreement

This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents supersede all prior discussions, agreements and understandings (whether written or oral) between the parties hereto and thereto with respect to the subject matter hereof and thereof, including without limitation that certain expression of interest dated April 24, 2007 and that certain proposal letter, dated May 29, 2007, by and among Buyer, Sellers and the Company, and contain the sole and entire agreement of the parties with respect to the subject matter hereof and thereof.

11.3  Governing Law

This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Missouri applicable to a contract executed and to be performed in such state, without giving effect to the conflicts of Laws principles thereof.

11.4  Counterparts

This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been and executed and delivered by each of the parties hereto.

11.5  Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may collaterally assign its rights under this Agreement to institutions providing financing to facilitate the transactions contemplated by this Agreement. Any non-permitted assignment or attempted assignment shall be void. Notwithstanding the foregoing, Buyer may assign its rights, but not its obligations, under this Agreement to a wholly owned subsidiary of Buyer.

11.6  Waivers and Amendments; Preservation of Remedies

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms of this Agreement may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted under this Agreement or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

11.7  Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction), and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

11.8  Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.9  Arbitration

Any controversy or claim arising out of or related to this Agreement shall be submitted to arbitration in the City of San Diego, State of California in accordance with the Commercial Rules of the American Arbitration Association, as in effect from time to time. There shall be a single arbitrator, and if the parties are unable to agree on a single arbitrator, the single arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The parties agree to abide by all awards rendered by the arbitrator, and such awards shall be final, non-appealable and binding and on all parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The provisions of this Section 11.9 shall be specifically enforceable.

11.10  Mutual Drafting

The parties are sophisticated and have been represented by counsel throughout the negotiations leading up to the consummation of the transactions contemplated by this Agreement. The provisions of this Agreement have been carefully negotiated by both parties and their counsel, and the parties do not intend that the presumptions of any law or rule relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, and therefore waive their effects.

11.11  No Third Party Beneficiaries

Nothing in this Agreement is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement. Without limiting the generality of the foregoing, no provision in this Agreement shall create any third party beneficiary or other right in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with the Company or in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan.

11.12  Headings

The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

11.13  Time of Essence

Time is of the essence for each and every provision of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

“Sellers”

/s/ John J. Bogan
JOHN J. BOGAN, TRUSTEE OF THE JOHN BOGAN SEPARATE PROPERTY TRUST DATED OCTOBER 5, 1999

/s/ William A. Huston
WILLIAM A. HUSTON, an individual

“Buyer”

LMI AEROSPACE, INC.

By:	/s/ Ronald S. Saks
Ronald S. Saks, its President and Chief Executive Officer